PROSPECTUS SUPPLEMENT NO. 20                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544


                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED JUNE 29, 2005

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.

                                                                                           COMMON STOCK TO BE
                                                  COMMON STOCK           COMMON STOCK      BENEFICIALLY OWNED   PERCENTAGE OF
                                            BENEFICIALLY OWNED AS OF    OFFERED IN THIS        AFTER THIS         ALL COMMON
                   NAME                         JUNE 28, 2005 (1)       PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                   ----                         -----------------       --------------        ------------        ---------
Amerisure Mutual Insurance Co. (3)                      5,999                5,999                 --                 --
Chrysler Corporation Master Retirement
    Trust (4)                                          30,071               30,071                 --                 --
Delta Air Lines Master Trust - CV (4)                   6,928                6,928                 --                 --
Delta Pilots Disability & Survivorship
    Trust - CV (4)                                      3,214                3,214                 --                 --
F.M. Kirby Foundation, Inc. (4)                         5,071                5,071                 --                 --
ING Equity Income Fund (5)                             29,571               29,571                 --                 --
Innovest Finanzdienslte (3)                            23,071               23,071                 --                 --
International Truck & Engine Corporation
    Non-Contributory Retirement Plan
    Trust (4)                                           3,571                3,571                 --                 --
International Truck & Engine Corporation
    Retiree Health Benefit Trust (4)
                                                        1,714                1,714                 --                 --
International Truck & Engine Corporation
    Retirement Plan for Salaried
    Employees Trust (4)                                 3,857                3,857                 --                 --
Nicholas Applegate Capital Management
    U.S. Investment Grade Convert (3)
                                                          214                  214                 --                 --
OCM Convertible Trust (4)                               2,999                2,999                 --                 --
Qwest Occupational Health Trust (4)                       714                  714                 --                 --
Qwest Occupational Health Trust (6)                     9,999                9,999                 --                 --
Qwest Pension Trust (6)                                54,285               54,285                 --                 --
San Francisco Employees' Retirement
    System (6)                                         57,142               57,142                 --                 --
State Employees' Retirement Fund of the
    State of Delaware (4)                               4,714                4,714                 --                 --
The Doctor's Company (6)                               29,999               29,999                 --                 --
Travelers Indemnity Company - Commercial
    Lines (4)                                          21,714               21,714                 --                 --
UIF Equity Income Fund (5)                              8,157                8,157                 --                 --
UnumProvident Corporation (4)                           1,857                1,857                 --                 --
US Allianz Equity Income Fund (5)                       5,099                5,099                 --                 --
Van Kampen Equity and Income Fund  (5)                365,028              365,028                 --                 --
Vanguard Convertible Securities Fund,
    Inc. (4)                                          132,857              132,857                 --                 --
Virginia Retirement System (6)                        109,999              109,999                 --                 --
                                 TOTAL (7)          6,160,708            6,160,708                 --                 --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of June 28, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of June 28, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of June 28, 2005, have been converted.

3. We have been advised that Mr. Horacio Valeiras may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

4. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

5. We have been advised that Van Kampen Asset Management may be deemed the beneficial owner of these shares by virtue of its voting control and investment discretion.

6. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

7. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.